CADIZ LAND COMPANY, INC.



         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 To Be Held June 12, 1997



To the Stockholders of
Cadiz Land Company, Inc.:

The Annual Meeting of Stockholders of Cadiz Land Company, Inc., a Delaware corporation (the "Company"), will be held at the Westwood Marquis Hotel and Gardens located at 930 Hilgard Avenue, Los Angeles, California, on Thursday, June 12, 1997, at 9:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1) The election of four members of the Board of Directors, each to serve until the next Annual
           Meeting of Stockholders or until their respective successors are elected and qualified;

(2)        Ratification of the selection of Price Waterhouse
           LLP as the Company's independent certified public accountants for fiscal year 1997; and

(3) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

The subject matter of each of the above proposals is described within the Proxy Statement.

The Board of Directors has fixed the close of business on April 22, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of Common Stock must be present in person or be represented by proxy.

Whether or not you expect to attend the Annual Meeting in person, please date, sign and mail the enclosed proxy in the postage paid return envelope provided as promptly as possible. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                      By Order of the Board of Directors

                                      /s/ Susan K. Chapman
                                      -------------------------
                                      Susan K. Chapman
                                      Secretary

Rancho Cucamonga, California
April 23, 1997

                  CADIZ LAND COMPANY, INC.
               Annual Meeting of Stockholders


                      TABLE OF CONTENTS



                                                         Page

PROXY STATEMENT INTRODUCTION . . . . . . . . . . . . . . . 1

BENEFICIAL OWNERSHIP OF SECURITIES . . . . . . . . . . . . 2

PROPOSAL 1:
    Election of Directors. . . . . . . . . . . . . . . . . 4

PROPOSAL 2:
    Approval of Independent Auditors . . . . . . . . . . .13

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . .13

STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . .13

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . .13


                 CADIZ LAND COMPANY, INC.
            10535 Foothill Boulevard, Suite 150
            Rancho Cucamonga, California 91730

                      PROXY STATEMENT
                            for
              ANNUAL MEETING OF STOCKHOLDERS
                 To Be Held June 12, 1997

To Our Stockholders:

Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your proxy in the form enclosed to be used at the Company's Annual Meeting of Stockholders to be held on Thursday, June 12, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Company's Transition Report on Form 10-K for the fiscal year ended December 31, 1996, including audited financial statements, is being mailed to you with this Proxy Statement on or about April 29, 1997.

We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and return your proxy promptly in the postage paid return envelope provided. You may revoke your proxy at any time prior to its exercise at the meeting by notice to the Company's Secretary, and, if you attend the meeting, you may vote your shares in person. You may also revoke your proxy by returning a duly executed proxy bearing a later date. Your proxy, if not revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein.

Only holders of record of the Company's Common Stock at the close of business on April 22, 1997 will be entitled to vote at the meeting. At the close of business on April 22, 1997, there were 24,447,387 shares of Common Stock of the Company outstanding, with each share of Common Stock being entitled to one vote on each matter to be voted upon. There is no right to cumulate votes as to any matter.

The candidates for director receiving a plurality of the votes of the shares present in person or represented by proxy will be elected (Proposal 1). An affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is required for approval of Proposal 2. For purposes of determining whether a matter has received a majority vote of shares present or represented by proxy, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and therefore will have no effect on the vote on Proposals 1 and 2.

Stockholders of the Company will not have appraisal rights with respect to either of the proposals to be voted upon at the Annual Meeting.

The Company has been advised by its directors and officers that they intend to vote the 790,122 outstanding shares of Common Stock which they hold or control, representing 3.23% of the total shares outstanding as of the record date, in favor of the Proposals presented in this Proxy Statement.
See "Beneficial Ownership of Securities."

The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such persons. If requested, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.


             BENEFICIAL OWNERSHIP OF SECURITIES


    The following table sets forth, as of April 22, 1997, the ownership of Common Stock of the Company by each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock, by each executive officer listed in the Summary Compensation
Table below, and by all directors and officers as a group.

                                    Amount and Nature of        Percent
Name and Address                    Beneficial Ownership          of
------------------------------     -----------------------  ------------

Morgan Stanley                         2,518,560(1)              9.98%
Group, Inc. et. al
1251 Avenue of the Americas
New York, NY 10020

Fidelity International
Limited, et. al.                       2,434,067(2)              9.96%
Pembroke Hall
42 Crow Lane
Hamilton, Bermuda

The Capital Group Companies, Inc.      1,415,000(3)              5.79%
333 South Hope Street
Los Angeles, CA 90071

Dwight W. Makins                         425,000(4)              1.72%
Beaurepaire House
Bramley, Tadley
Hampshire RG26 5EH
United Kingdom

Keith Brackpool                         1,113,893(5)             4.40%
10535 Foothill Blvd. Suite 150
Rancho Cucamonga, CA 91730

J.F.R.  Hammond                           927,007(6)             3.71%
10 Compton Terrace
London N1 2UN
United Kingdom

Stephen D. Weinress                       200,722(7)             0.82%
3333 Michelson Drive
Irvine, CA  92715

Susan K. Chapman                          127,700(8)             0.52%
10535 Foothill Blvd., Suite 150
Rancho Cucamonga, CA 91730

Timothy J. Shaheen                        155,000(9)             0.63%
P.O. Box 80298
Bakersfield, CA 93380

Stanley E. Speer                          150,000(10)            0.61%
P.O. Box 80298
Bakersfield, CA 93380

All Directors and Officers
as a Group                              3,099,322(4)(5)(6)(7)   11.58%
(7 individuals)                                  (8)(9)(10)

  (1) According to information provided to the Company, Morgan Stanley Group, Inc. ("MS Group") may be deemed to be the indirect beneficial owner of 1,696,753 shares of Common Stock, arising from the indirect beneficial ownership of such shares by Morgan Stanley Asset Management Limited ("MSAM"), a subsidiary of MS Group. The address of MSAM is 25 Cabot Square, Canary Wharf, London E14 4QA, England. All such shares are held by MSAM in its capacity as an Investment Adviser, and MS Group and MSAM share voting and investment power with respect to the shares which they may be deemed to beneficially own. MS Group and MSAM each disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934. MSAM is also the holder of 3,000 shares of Convertible Series A Preferred Stock ("Series A Preferred") issued in an institutional private placement which provided financing for the Company's acquisition of Sun World. The Series A Preferred is convertible into 800,000 shares of Common Stock at a conversion price of $3.75 per share. Also includes dividends paid on Series A Preferred in common stock.

 (2)         Fidelity International Limited ("FIL") and FMR Corp.
             ("FMR") have each filed Schedule 13Ds and amendments thereto with the Securities and Exchange Commission indicating that, although they do not consider themselves to be acting as a "group," they hold, directly or indirectly, a total of 2,434,067 shares of Common Stock. The Schedule 13Ds state that FIL beneficially owns, as investment adviser or the parent of the investment adviser to certain international funds and international pension accounts, 2,426,667 shares of Common Stock and that such funds and accounts and FIL, as investment adviser to the funds and accounts, have sole voting and investment power as to all such shares. A partnership controlled by Mr. Johnson and members of his family own shares of FIL with the right to cast approximately 47.22 percent of the total votes which may be cast by shareholders of FIL. According to the
             Schedule 13Ds, FMR beneficially owns, through Fidelity Management Trust Company, 7,400 shares of the Company's Common Stock. Mr. Edward C. Johnson 3d, who is Chairman of FIL and FMR, and certain family members, are the predominant owners of FMR's Class B shares of common stock representing approximately 49 percent of the voting power of FMR. Mr. Johnson and Abigail Johnson together own 36.5 percent of the outstanding voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. The Schedule 13Ds indicate that FIL was a subsidiary of Fidelity Management & Research Company ("Fidelity") prior to June 30, 1980, at which time the shares of FIL held by Fidelity were distributed as a dividend to the shareholders of FMR, and that FIL currently operates as an entity independent of FMR and Fidelity. The principal officers of FMR, Fidelity and Mr. Johnson are located at 82 Devonshire Street, Boston, Massachusetts 02109.

(3) According to information provided to the Company by the Capital Group Companies, Inc. ("CGCI"), at December 31, 1996 CGCI beneficially owned, through its wholly-owned subsidiary Capital Research and Management Company ("CRMC"), 1,415,000 shares of the Company's Common Stock. CRMC serves as investment adviser to SMALLCAP World Fund, Inc., a registered investment company.

(4) Includes 300,000 shares underlying presently exercisable options.

(5) Includes 875,000 shares underlying presently exercisable options. Does not include 75,000 shares issuable upon the satisfaction of certain conditions established by the Board of Directors, none of which have been met.

(6) Includes 285,017 shares held by a corporation of which Mr. Hammond is an affiliate. Also includes 125,000 shares underlying presently exercisable options and 440,000 shares underlying 1,650 shares of Series A Preferred held by Mr. Hammond and members of his family. Also includes dividends paid on Series A Preferred in common stock.

(7) Includes 125,000 shares underlying presently exercisable options. Also includes 19,200 shares of Common Stock underlying 72 shares of Series A Preferred, with a conversion price of $3.75 per share of Common Stock.

(8) Includes 125,000 shares underlying presently exercisable options.

(9) Includes 150,000 shares underlying presently exercisable options. Does not include 250,000 shares underlying conditional options held by Mr. Shaheen, the conditions to the vesting of which have not yet been met.

(10) Includes 150,000 shares underlying presently exercisable options. Does not include 50,000 shares underlying conditional options held by Mr. Speer, the conditions to the vesting of which have not yet been met.

                         PROPOSAL 1

                    ELECTION OF DIRECTORS


The Board of Directors has nominated the four persons listed below for election at the Annual Meeting to serve as directors for a term expiring at the 1998 Annual Meeting of Stockholders or until their respective successors are elected and qualified. Each nominee currently serves as a director and has agreed to serve as such for another term if elected.

Proxies will be voted for the election of the four nominees named below unless instructions are given to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named. Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

DIRECTORS AND EXECUTIVE OFFICERS

             The following sets forth certain biographical information, the present occupation and the business experience for the past five years of each director and executive officer, including Board nominees:

Nominees for Director:

    Name                       Age    Position with the Company
    --------------------      ----    ---------------------------

    Dwight W. Makins            46    Chairman of the Board

    Keith Brackpool             39    Chief Executive Officer and Director

    J.F.R. Hammond              55    Director

    Stephen D. Weinress         56    Director

Executive Officers:

    Name                       Age    Position with the Company
   --------------------       ----    --------------------------

   Susan K. Chapman            43     Chief Financial Officer and Secretary

   Timothy J. Shaheen          37     Chief Executive Officer of Subsidiary

   Stanley E. Speer            37     Senior Vice President,
                                      Chief Financial Officer and Secretary
                                                  of Subsidiary

    Dwight W. Makins was elected as Chairman of the Board in December 1991. Mr. Makins currently serves as Chairman of Greenway Holdings plc, a British waste oil recycling company and as a director of several other British companies. Prior to a change in ownership, which occurred in January 1997, Mr. Makins was a director of King and Shaxson (Holdings) plc, a British bank and discount house. Prior to July 1988, he was managing director of John Govett & Co. Ltd. Mr. Makins is a member of the Audit Committee and Compensation Committee of the Board of Directors.

    Keith Brackpool is a founder of the Company, and has served as a member of the Company's Board of Directors since September 1986, and served as Chairman of the Board from 1989 through December 1991, when he was reappointed as Chief Executive Officer of the Company. From October 1989 until May 1991, Mr. Brackpool was employed as the President of Albert Fisher, Inc., a wholly-owned subsidiary of The Albert Fisher Group PLC, a U.K. corporation and was a director of The Albert Fisher Group PLC until May 31, 1991. Since 1988, Mr. Brackpool has served as an officer and principal of the general partner of 1334 Partners, Ltd., a California limited partnership which holds commercial real estate in Southern California.

     J.F.R. Hammond was named to the Company's Board of Directors in December 1991. Since March 1987 Mr. Hammond has been self-employed, and his business activities primarily involve private investments in various companies. Mr. Hammond also serves as Chairman of a Canadian oil and gas company traded on the Alberta exchange. Prior to March 1987, Mr. Hammond was managing director of Greenwell-Montagu Securities, a British brokerage firm. Mr. Hammond is a member of the Audit Committee and Compensation Committee of the Board of Directors.

     Stephen D. Weinress was appointed a director of the Company in September 1993. Since 1984 he has been the Managing Director of L.H. Friend, Weinress, Frankson & Presson, Inc., an investment banking firm based in Irvine, California. Mr. Weinress is a member of the Audit Committee and Compensation Committee of the Board of Directors.

     Susan K. Chapman became Chief Financial Officer and Secretary of the Company in November 1993. From 1985 until she joined the Company, Ms. Chapman served as Vice President of Operations and Controller of Agora Development, Inc., a private real estate development company, where she supervised all financial and operational aspects of the company. Prior thereto, she served for five years as Senior Accountant with the accounting firm of Price Waterhouse LLP, following which she served as a senior financial executive of a privately held manufacturing company. Ms. Chapman is a Certified Public Accountant.

     Timothy J. Shaheen was appointed Chief Executive Officer and Director of the Company's Sun World subsidiary in September 1996. Mr. Shaheen has seven years of experience in the produce industry, most recently serving as a senior executive with Albert Fisher North America. While with Albert Fisher, Mr. Shaheen also served as Director of its Canadian Produce Operations and as a Director of Fresh Western Marketing, one of the largest growers/shippers of fresh vegetables in the Salinas Valley of California. Mr Shaheen has also served as a past director of the Los Angeles Association of Produce Wholesalers and Dealers. Prior to his employment with Albert Fisher, Mr. Shaheen was a senior manager with the accounting firm of Ernst & Young LLP. Mr Shaheen is a Certified Public Accountant.

      Stanley E. Speer joined the Company in September 1996, following completion of the acquisition by the Company of Sun World, as Senior Vice President, Chief Financial Officer and Secretary of Sun World. Mr. Speer has fifteen years of experience in public accounting with the accounting firm of Coopers & Lybrand LLP. From 1992 until September 1996, Mr. Speer served as a partner in their financial advisory services group specializing in business reorganizations and mergers and acquisitions consulting. Mr. Speer is a Certified Public Accountant and a Certified Insolvency and Reorganization Accountant.

     Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified. There are no family relationships between any directors or current officers of the Company. Officers serve at the discretion of the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities ("reporting persons"), to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Except as described below, to the Company's knowledge,
based solely on a review of the copies of reports and
amendments thereto on Forms 3, 4 and 5 furnished to the
Company by reporting persons during, and with respect to, its fiscal year ended December 31, 1996, and on a review of written representations from reporting persons to the Company that no other reports were required to be filed for such
fiscal year, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater
than ten percent beneficial owners during such period were
satisfied in a timely manner.   Based on information
available to the Company, it appears that Fidelity
International Limited inadvertently did not file two reports of holdings, J.F.R. Hammond was inadvertently late in filing one report regarding one transaction, and Stephen D. Weinress was inadvertently late in filing one report regarding two transactions.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------

     During the nine months ended December 31, 1996, the Board of Directors held two formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent. The Board ordinarily holds formal meetings every quarter, and, in fact, there were four formal meetings during the last twelve month period, but due to the timing of the meetings that had been scheduled during the shortened fiscal year, two such meetings occurred during this period. Each current director attended at least 75 percent of the meetings of the Board and at least 75 percent of the meetings of Board committees of which each was a member during his term.

     The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Board does not have a nominating committee. Messrs. Weinress, as chairman, Makins and Hammond serve on the Audit Committee, the purpose of which is to oversee preparation of the Company's financial statements. The Audit Committee met 2 times during the nine months ended December 31, 1996.
Messrs. Makins, as chairman, Hammond and Weinress serve on the Compensation Committee, the purpose of which is to establish salary and bonus compensation levels for the Company's executive officers. The Compensation Committee met 2 times during the nine months ended December 31, 1996.

EMPLOYMENT ARRANGEMENTS
-----------------------

     Mr. Brackpool is compensated pursuant to a Compensation Agreement effective as of April 2, 1993. Under the terms of this Agreement, Mr. Brackpool receives compensation of $41,667 per month. of which $12,500 is paid by Sun World. Mr. Brackpool also receives the use of an automobile leased by the Company.

      Ms. Chapman is compensated pursuant to a letter agreement effective November 5, 1993 which provides for base compensation of $130,000 per annum. Ms. Chapman also receives the use of an automobile owned by the Company.

     Timothy J. Shaheen has been engaged by the Company to act as Chief Executive Officer of Sun World. In this capacity, Mr. Shaheen receives compensation from Sun World at an annual rate of $250,000 and the Board of Directors has approved the grant to Mr. Shaheen of an aggregate of 400,000 incentive stock options for the purchase of Common Stock of the Company at an exercise price of $4.50 per share. The vesting of 250,000 of these options is subject to the satisfaction of certain performance criteria which are either tied to the performance of Sun World or are subject to the discretion of the Company's Board of Directors. Mr. Shaheen also receives the use of an automobile leased by the Company.

      Stanley E. Speer has been engaged by the Company to act as Senior Vice President, Chief Financial Officer and Secretary of Sun World. In this capacity, Mr. Speer receives compensation from Sun World at an annual rate of $225,000 and the Board of Directors has approved the grant to Mr. Speer of an aggregate of 200,000 incentive stock options for the purchase of Common Stock of the Company at an exercise price of $4.50 per share. The vesting of 50,000 of these options is subject to the satisfaction of certain performance criteria which are either tied to the performance of Sun World or are subject to the discretion of the Company's Board of Directors. Mr. Speer also receives the use of an automobile leased by the Company.

COMPENSATION OF DIRECTORS
-------------------------

      Mr. Brackpool does not receive any additional compensation for serving as a Director of the Company.

      Mr. Makins receives cash compensation for his services as Chairman pursuant to a Compensation Agreement effective April 2, 1993, which provides for base compensation of $75,000 per year, payable quarterly in advance, plus payment for certain additional services performed on behalf of the Company, at the rate of $1,000 per day. During the Company's 1996 fiscal year, Mr. Makins received total cash compensation
of $77,750 pursuant to this Compensation Agreement.   In
addition, Mr. Makins receives cash compensation for his services as Director of the Company's Sun World subsidiary in the amount of $25,000 per year, payable quarterly in advance. During the Company's 1996 fiscal year, Mr. Makins received total cash compensation of $12,500 from Sun World pursuant to this arrangement.

      Mr. Hammond receives cash compensation for his services as a Director pursuant to a Compensation Agreement effective April 2, 1993, which provides for compensation of $25,000 per year, payable quarterly in advance. During the Company's 1996 fiscal year, Mr. Hammond received total cash compensation of $18,750 pursuant to this arrangement.

      Mr. Weinress receives cash compensation for his services as a Director in the amount of $25,000 per year, payable quarterly in advance. During the Company's 1996 fiscal year, Mr. Weinress received total cash compensation of $18,750 pursuant to this arrangement.

                  EXECUTIVE COMPENSATION
                  ----------------------

       The tables and discussion below set forth information about the compensation awarded to, earned by, or paid to the Company's executive officers during the nine months ended December 31, 1996 and the fiscal years ended March 31, 1995 and 1996.

                 Summary Compensation Table
                 -------------------------
                                                            Long-Term
                                                       Compensation Awards
                                                      ----------------------
Name and                      Annual Compensation(2)   Restricted
Principal           Fiscal     --------------------    -----------     Stock
Position           Year (1)     Salary      Bonus     Stock Awards    Options
----------------  ---------   ---------   ---------   ------------   ---------

Keith Brackpool    12/31/96   $ 306,250   $ 625,000   $ 656,250(3)   250,000(4)
Chief Executive    03/31/96     350,000     175,000         -0-          -0-
 Officer           03/31/95     280,000         -0-         -0-      750,000

Susan K. Chapman   12/31/96      95,000      25,000         -0-          -0-
Chief Financial    03/31/96     130,000         -0-         -0-          -0-
 and Secretary     03/31/95     110,000         -0-         -0-       25,000(5)

Timothy J.
  Shaheen(6)       12/31/96     181,891     125,000         -0-      400,000(7)
  Chief Executive  03/31/96      44 551         -0-         -0-          -0-
  Officer-Sun World

Stanley E.
  Speer(8)         12/31/96      79,607      56,250         -0-      200,000(9)
  Chief Financial
  Officer and
  Secretary - Sun World
--------------------------

   (1) In December 1996 the Company changed its fiscal year end from March 31 to December 31. Consequently, information is presented in this table for the nine months ended December 31, 1996 and the fiscal years ended March 31, 1996 and 1995. Information provided for the nine months ended December 31, 1996 represents compensation actually received during this period. The executive officers for whom compensation has been disclosed for the nine months ended December 31, 1996 constituted all of the Company's executive officers as of December 31, 1996. The total annual salary and bonus of each such officer, on an annualized basis, exceeds $100,000.

   (2) No column for "Other Annual Compensation" has been included to show compensation not properly categorized as salary or bonus, which consisted entirely during each fiscal year of perquisites and other personal benefits, the aggregate amount of which did not exceed the lesser of either $50,000 or ten percent of the total of annual salary and bonus reported for each of the above named executive officers for each fiscal year. See "Employment Arrangements."

   (3) On March 24, 1997, the Company awarded Mr. Brackpool a total of 125,000 shares of restricted stock in consideration of extraordinary services performed during 1996 in connection with the Company's acquisition of Sun World, subject to the satisfaction of certain conditions, namely, that (i) 50,000 of the shares would vest upon completion of a refinancing of Sun World's secured debt (which refinancing was completed on April 16, 1997), and (ii) 25,000 of the shares would vest each year on September 12, 1997, 1998 and 1999, if Mr. Brackpool is then employed by the Company as its Chief Executive Officer. If Mr. Brackpool's employment is terminated without cause prior to the vesting of any of these shares, all of such shares will immediately vest. None of the 125,000 shares were outstanding at December 31, 1996.
        Dividends will be paid on such shares (when issued and outstanding) only to the same extent, if any, that dividends are paid on all other outstanding shares of Common Stock.

   (4) The 250,000 options granted to Mr. Brackpool during the fiscal year ended December 31, 1996 were conditional options, of which 125,000 of such options have since vested.

   (5) The 25,000 options granted to Ms. Chapman during the fiscal year ended March 31, 1995 were conditional options, all of which have since vested.

   (6) Mr. Shaheen joined the Company in January 1996 and on September 14, 1996 was appointed Chief Executive officer of Sun World. Salary reported for fiscal year ended March 31,1996 represents compensation for the period January 1996 through March 31, 1996.

   (7) The 400,000 options granted to Mr. Shaheen during the fiscal year ended December 31, 1996 were conditional options, of which 150,000 such options have since vested.

   (8)  Mr. Speer joined the Company in August 1996 and on
        September 14, 1996 was appointed Chief Financial
        Officer and Secretary of Sun World.

   (9) The 200,000 options granted to Mr. Speer during the fiscal year ended December 31, 1996 were conditional options, of which 150,000 such options have since vested.

              OPTION GRANTS IN LAST FISCAL YEAR

                             Percent
                               of
                              Total
                             Options
                             Granted    Exer-             Potential Realizable
                                to      cise             Value at Assumed Rates
                             Employees  Price             Annual Rates of Stock
                                 in      Per    Expira-    Price Appreciation
                    Options    Fiscal   Share    tion      for option term(5)
                                                           -------------------
Name               Granted(1)  Year(2) ($/Sh)(3) Date       5%          10%
-----------------  ----------  ------- -------  -------  ---------  -----------
Keith Brackpool     250,000(6)  13.89%   $4.50  9-13-01  $ 310,817  $   703,295

Timothy J. Shaheen  400,000(7)  22.22%   $4.50  9-13-01  $ 497,307  $ 1,125,272

Stanley E. Speer    200,000(8)  11.11%   $4.50  9-13-01  $ 248,653  $   562,636

           (1) All options granted to the named officer were incentive options.

           (2) Also includes options granted to consultants during the fiscal year.

           (3) All options were granted at market value (average of closing bid and asked prices for the Company's Common Stock as reported by Nasdaq) at date of grant.

           (4)    All options have a fixed term of five years.

           (5) Potential gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

           (6) Of this total, 125,000 options have vested and 125,000 options are to vest at such time as the stock of the Company is traded at $9.00 per share.

           (7) Of this total, 150,000 options have vested, 100,000 options vest within one year following the date of the grant, 50,000 options are conditioned upon certain performance criteria associated with the Company, and 100,000 options are conditioned upon certain criteria to be established by the Board of Directors.

           (8) Of this total, 150,000 options have vested, 25,000 options are conditioned upon certain performance criteria associated with the Company, and 25,000 options are conditioned upon certain criteria to be established by the Board of Directors.


                FISCAL YEAR-END OPTION VALUES

                                                        Value of
                             Number of                 Unexercised
                            Unexercised                In-the-Money
                             Options at                 Options at
                             FY-End (#)                 FY-End ($)
                            Exercisable/                Exercisable/
Name                        Unexercisable              Unexercisable(1)
------------------        ------------------           ----------------

Keith Brackpool           750,000/250,000(2)           $281,250/$93,750

Susan K. Chapman          125,000/0(3)                 $196,875/0

Timothy J. Shaheen        0/400,000(4)                 $0/150,000

Stanley E. Speer          0/200,000(5)                 $0/75,000


(1) Based upon the Nasdaq National Market closing sales price per share at fiscal year end. No options were exercised by the named executive officers during the last fiscal year.

(2) Includes 750,000 shares underlying presently exercisable options. Does not include 250,000 shares underlying conditional options, the conditions to the vesting of which had not been met as of December 31, 1996.

(3) Includes 125,000 shares underlying presently exercisable options.

(4) Does not include 400,000 shares underlying conditional options, the conditions to the vesting of which had not been met as of December 31, 1996.

(5) Does not include 200,000 shares underlying conditional options, the conditions to the vesting of which had not been met as of December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-------------------------------------------------------------
      During the Company's nine month period ended December
31, 1996, all decisions concerning executive officer compensation were made by the Compensation Committee of the Board of Directors. The members of such committee were Messrs. Makins, Weinress and Hammond, all of whom are non-employee directors. Mr. Makins serves as Chairman of the Board. See "Directors and Executive Officers." In September 1996, L.H. Friend, Weinress, Frankson & Presson, Inc., an investment banking firm which is an affiliate of Mr.
Weinress, a director of the Company, received $145,500 from the Company in payment for services rendered in connection with the placement of the Series A Preferred. In addition, the Company has paid the Weinress Group, a consulting firm which is an affiliate of Mr. Weinress, 72 shares of Series A Preferred with a value of $1,000 per share, for services rendered in connection with the placement of the Series A Preferred. See "Beneficial Ownership of Securities".

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
---------------------------------------------------------------
      The Board of Directors has formed a Compensation Committee (the "Committee") which is responsible for reviewing and establishing the compensation payable to the Company's executive officers, including the Chief Executive Officer. For executive officers other than the Chief
Executive Officer, the Committee establishes compensation levels based, in part, upon the recommendations of the Chief Executive Officer.

      The Committee has furnished the following report on executive compensation:(1)

(1) This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts.

    Historically, the Company's business plan was designed to promote the maximization of the long-term value of the Company's properties which was primarily focused on the development of its existing properties in addition to expansion of its property portfolio. Therefore, for compensation purposes, the Committee did not believe that overall Company performance was able to be measured as a function of profits or losses, as the Company held its assets for long-term maximization of values and was not receiving significant revenues from operations. Rather, the Company's overall performance during any period was more appropriately measured through a subjective evaluation of the progress made by the Company during such period toward the achievement of its long range business goals, taking into account the general economic climate. As such, the Committee established that compensation to the Company's executive officers was designed to encourage and reward management's efforts which promoted the fulfillment of the Company's business plan and positioned the Company for long-term growth. Whilst the Company will continue to seek to pursue opportunities synergistic with its land, water and agricultural resources, the Company with its acquisition of Sun World on September 13, 1996, has implemented a business strategy which is currently more aligned with meeting specific operating performance objectives. Therefore, the Committee has formulated compensation programs for its executive officers that not only seek to maximize the long-term value of the Company's properties, but also to enhance corporate performance and thus shareholder value, by aligning the financial interest of its executive officers with those of its shareholders. Such a compensation program will help to achieve the Company's business and financial objectives and will also provide incentives needed to attract and retain well-qualified executives in a highly competitive marketplace. To this end, the Company has developed a compensation program with three primary components: base salary, performance based cash awards and long-term incentives.

    BASE SALARY. An effort is made to establish base salary levels for all executive officers so as to be competitive with the salaries of executives of other companies with similarly sized asset portfolios and to ensure the continued services of key individuals. See "Employment Arrangements" for terms of all agreements regarding executive compensation. No specific or set formula has been used to tie base salary levels to precise measurable factors. Adjustments to an executive officer's base salary, once established, can be made at the discretion of the Compensation Committee, based upon such factors as position and responsibility, salary history and cost of living increases.

     Where applicable, the Committee may also consider the past performance of the officer, both in adjusting base salary levels and in determining additional incentive compensation, such as the cash awards and long term incentives discussed below.

     PERFORMANCE BASED CASH AWARDS. The Committee believes that incentives should be offered to executives which are related to improvements in Company performance that yield increased value for stockholders. Although the Committee relies primarily upon the grant of incentive stock options to reward executive performance (see "Long-Term Incentives", below), under certain circumstances, the Committee will utilize performance based cash awards from time to time to provide additional incentives.

     Due to the significant changes in the scope and nature of the Company's business as a result of the Sun World acquisition, the Committee designed a compensation program for Mr. Brackpool and Messrs. Shaheen, Speer and other Sun
World senior management which provides for incentives based upon meeting specific operating objectives such as earnings before interest, taxes, depreciation and amortization
(EBITDA). In addition, executives may receive cash awards purely at the discretion of the Committee.

     Mr. Brackpool was instrumental in identifying, structuring and financing the acquisition of Sun World. His associated activities in connection with the acquisition are believed to be above and beyond the usual role of a Chief Executive Officer in structuring such an acquisition. Accordingly, during 1996, the Committee retained the services of Towers Perrin, a prominent independent compensation consulting firm to review and evaluate the compensation, and design a compensation program, for Mr. Brackpool.

     As a result of the report issued by the independent consulting firm and the fact that Mr. Brackpool is now charged with the overall responsibility for the performance of the Company, as well as Sun World, the Committee awarded Mr. Brackpool an annual incentive cash bonus, and a special recognition bonus consisting of a transaction bonus and the grant of restricted stock. The annual incentive cash bonus, in the amount of $225,000, was awarded in recognition of the achievement of certain annually established goals. The special recognition bonus for his actions leading to the acquisition of Sun World, was partially paid in cash, in the amount of $400,000, and the balance in restricted stock. See "Long-Term Incentives" below.

     In addition to the above, as of December 31, 1996, the Committee determined that Sun World had met its targeted corporate performance objectives. Based on these results, the Committee awarded to Mr. Shaheen and Mr. Speer the mandatory cash incentive bonuses pursuant to their employment agreements. See "Employment Arrangements" above.

     LONG-TERM INCENTIVES. The primary form of incentive compensation offered by the Company to executives consists of long-term incentives in the form of stock options. This form of compensation is intended to help retain executives and motivate them to improve the Company's long-term performance and hence long-term stock market performance. Stock options are granted at the prevailing market value and will only have added value if the Company's stock price increases.

     The Committee views the grant of stock options as both a reward for past performance and an incentive for future performance. Stock options granted by the Company may vest immediately upon grant, or upon the achievement of certain specific performance goals. Where performance is not readily measurable, the vesting of options granted are often dependent upon the satisfaction of subjective performance criteria. The options granted to Mr. Brackpool, Mr. Shaheen and Mr. Speer of 250,000, 400,000 and 200,000, respectively, during the nine months ended December 31, 1996 vest upon the satisfaction of subjective performance criteria, the passage of time and the balance at the discretion of the Board. Mr. Brackpool also was awarded 125,000 shares of restricted stock as part of the special recognition bonus discussed above.
The vesting of the shares was tied to both meeting certain performance criteria related to the post-acquisition integration of Sun World and the passage of time coupled with Mr. Brackpool's continued employment with the Company during such periods. See "Summary Compensation Table, " footnote
(3).

     Options granted by the Company during the last three fiscal years, whether vesting immediately or contingently, are exercisable for a period of five years from grant. The Committee anticipates that options may again be granted in the future in order to provide executives with additional long-term incentives. Such options may be granted pursuant to the Company's 1996 Stock Option Plan, which was approved by the stockholders during the prior year's Annual Meeting of Shareholders.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE
UNDER FEDERAL TAX LAWS
--------------------------------------------------------

     The Committee has considered the impact of provisions of the Internal Revenue Code of 1986, specifically Code Section 162(m). Section 162(m) limits to $1 million the Company's deduction for compensation paid to each executive officer of the Company which does not qualify as "performance-based."


     While the Company expects that this provision will not limit its tax deductions for executive compensation in the near term, the Cadiz Land Company, Inc. 1996 Stock Option Plan (the "Plan") enables the Company to comply, to the extent deemed advisable, with the requirements of Section 162(m) for performance-based compensation to insure that the Company will be able to avail itself of all deductions otherwise available with respect to awards made under the Plan.

CONCLUSION
----------
Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to corporate performance. The Committee intends to continue the policy of linking executive compensation to corporate performance in order to continue to align the interest of executives with those of Company stockholders.

                                      THE COMPENSATION COMMITTEE

                                      Dwight W. Makins, Chairman
                                      Stephen D. Weinress
                                      J.F.R. Hammond


STOCK PRICE PERFORMANCE
-----------------------
The stock price performance graph below compares the cumulative total return of the Company's Common Stock against the cumulative total return of the Nasdaq US index and the Nasdaq Non-Financial index for the past five fiscal years. The graph indicates for each index a measurement point of March 31, 1992, and assumes a $100 investment on such date in the Company's Common Stock and in each index. With respect to the payment of dividends, the Company has not paid any dividends, but the Nasdaq US index and Nasdaq Non-Financial index assume that all dividends were reinvested. The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.


               STOCK PRICE PERFORMANCE GRAPH
             [Performance Graph Appears Here]


Company and Indices   3/31/92  3/31/93  3/31/94  3/31/95  3/31/96  12/31/96
-------------------  -------   -------  -------  -------  -------  -------

CLCI Stock Price     100.000     23.226   92.903   91.768  129.032  107.097

NASDAQ US Index      100.000    114.955  124.083  138.030  187.421  220.255

NASDAQ Non
  Financial Index    100.000    107.890  118.366  129.699  174.993  202.429


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On September 13, 1996, the Company issued 3,000 shares of Series A Preferred for $1,000 per share to Morgan
Stanley Asset Management, Inc., an affiliate of Morgan
Stanley Group, Inc., who filed a Schedule 13G with the Securities and Exchange Commission indicating that it may be deemed to be the indirect beneficial owner of in excess of five percent (5%) of the Company's outstanding Common
Stock in its capacity as an Investment Advisor.  See
"Beneficial Ownership of Securities."  These shares of
Series A Preferred were issued in an institutional private placement which provided financing for the Company's acquisition of Sun World. The Series A Preferred is convertible into shares of Common Stock at a conversion price of $3.75 per share. See "Beneficial Ownership of Securities."

     On September 13, 1996, the Company issued 1,650 shares of Series A Preferred at a price of $1,000 per share to Mr.
Hammond and members of his family.  Each share of Series A
Preferred is convertible into Common Stock at a conversion price of $3.75 per share. See "Beneficial Ownership of Securities."

     In September 1996, L.H. Friend, Weinress,  Frankson &
Presson, Inc., an investment banking firm which is an affiliate of Mr. Weinress, a director of the Company, received $145,500 from the Company in payment for services rendered in connection with the placement of the Series A
Preferred.  In addition, the Company has paid the Weinress
Group, a consulting firm which is an affiliate of Mr.
Weinress, 72 shares of Series A Preferred with a value of $1,000 per share, for services rendered in connection with the placement of the Series A Preferred. See "Beneficial
Ownership of Securities".

      Each of the transactions described above was entered into by the Company on terms which were the same as, or equivalent to, the terms which the Company had negotiated at arm's length with independent parties in the same transactions.

                        PROPOSAL 2

              APPROVAL OF INDEPENDENT AUDITORS


The Board of Directors is recommending the ratification of its selection of Price Waterhouse LLP as the Company's independent certified public accountants to audit the financial statements of the Company for the 1997 fiscal year. Although ratification of the choice of auditors is not required, the Board believes such ratification to be in the best interests of the Company. In the event such approval of stockholders is not received, the Board will select another firm to audit the Company's financial statements. Price Waterhouse LLP has advised the Company that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors. A representative of Price Waterhouse LLP is expected to be present and available to answer appropriate questions at the Annual Meeting, and will be given the opportunity to make a statement if desired.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
PROPOSAL 2


                        OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.


                    STOCKHOLDER PROPOSALS

Any stockholder who wishes to present resolutions to be included in the proxy statement for the Company's next Annual
Meeting (for the fiscal year ending December 31, 1997) must file such resolutions with the Company not later than December 24, 1997.

                   ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company's Transition Report on Form 10-K for the nine months ended December 31, 1996 (the "10-K"). Exhibits to the 10-K will be made available to stockholders for a reasonable charge upon their written request to the Company, Attention: Ms. Susan K. Chapman, 10535 Foothill Boulevard, Suite 150, Rancho Cucamonga, California 91730.


Rancho Cucamonga, California       By Order of the Board of Directors
April 23, 1997


                 CADIZ LAND COMPANY, INC.
  10535 Foothill Boulevard, Suite 150, Rancho Cucamonga,
                     California 91730

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE
                          COMPANY

     The undersigned, as owner of shares of Common Stock of Cadiz Land Company, Inc., a Delaware corporation (the "Company") hereby acknowledges receipt of the Proxy Statement and the notice of the stockholders meeting to be held on June 12, 1997, at 9:00 a.m. local time, at the Westwood Marquis Hotel and Gardens located at 930 Hilgard Avenue, Los Angeles, California, and hereby further revokes all previous proxies and appoints Keith Brackpool and/or Susan K. Chapman as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

(1) For the election of the following persons as directors of the Company to serve until the 1998 annual meeting of shareholders or until their respective successors shall have been elected and qualified.

    Dwight W. Makins, Keith Brackpool, J.F.R. Hammond, Stephen D. Weinress

   [  ] AUTHORITY GRANTED to vote   [  ] AUTHORITY WITHHELD to vote
        for all nominees listed          for all nominess listed above.
        above, except as indicaed
        to the contrary below

           (Instruction: To vote against any nominee, write that nominee's name in the space provided below.)

          ---------------------------------------------------------

(2)  For ratification of the appointment of Price Waterhouse
     LLP as the independent certified public accountants of the Company to audit the Company's financial statements for the 1997 fiscal year.

     [  ]   FOR       [  ]    AGAINST      [  ]   ABSTAIN

                    (Continued on the reverse side)

                    (Continued from the other side)

(3) In their discretion upon such other matters as may properly come before this meeting.


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND IN FAVOR OF SUCH PROPOSALS AND AS SAID PROXY DEEMS ADVISABLE ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

        Dated:                      ,  1997
              ----------------------

---------------------------------------------------------------
 (Sign exactly as your name appears on your share certificate.)

        When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.